As filed with the Securities and Exchange Commission on July 20, 2026
Registration No. 333-289957 Registration No. 333-282491 Registration No. 333-266962

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-289957

FORM S-3 REGISTRATION STATEMENT NO. 333-282491

FORM S-3 REGISTRATION STATEMENT NO. 333-266962

UNDER

THE SECURITIES ACT OF 1933

Inotiv, Inc.

(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1345024 (I.R.S. Employer Identification No.)

2701 Kent Avenue

West Lafayette, Indiana 47906-1382

(Address of principal executive offices) (Zip Code)

Copy to:
Beth A. Taylor Chief Financial Officer Inotiv, Inc. 2701 Kent Avenue West Lafayette, Indiana 47906-1382 (765) 463-4527 (Name, address and telephone number including area code, of agent for service)	Christine G. Long Griffin D. Foster Faegre Drinker Biddle & Reath LLP 600 E. 96th Street, Suite 600 Indianapolis, Indiana 46240 (317) 569-9600

Approximate date of commencement of proposed sale to the public:
Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Inotiv, Inc. (the “Registrant”) to deregister all securities registered under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), each as amended or supplemented to date, that remain unsold as of the date hereof:

1.       Registration Statement No. 333-289957, registering $350.0 million in securities for issuance by the Registrant, filed with the Commission on August 29, 2025;

2.       Registration Statement No. 333-282491, registering 4,146,250 common shares, no par value per share (the “Common Shares”) for resale by selling shareholders, filed with the Commission on October 3, 2024; and

3.       Registration Statement No. 333-266962, registering $350.0 million in securities for issuance by the Registrant and 6,964,728 Common Shares for resale by selling shareholders, filed with the Commission on August 18, 2022, as amended August 25, 2022.

As previously disclosed, on June 3, 2026, the Registrant and certain of its direct and indirect subsidiaries filed voluntary petitions commencing cases under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) to implement a prepackaged chapter 11 plan of reorganization (as amended, modified or supplemented from time to time, the “Plan”). On July 14, 2026, the Court entered an order (the “Confirmation Order”) confirming the Plan, as modified by the Confirmation Order, and on July 17, 2026, the Plan became effective in accordance with its terms and the Registrant emerged from bankruptcy, and in connection therewith, all Common Shares and other equity interests in the Registrant were cancelled and terminated. Accordingly, the Registrant has terminated all offerings of securities pursuant to the Registration Statements.

In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered under each of the Registration Statements but remain unsold as of the date hereof. As of the date hereof, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, Indiana, on July 20, 2026.

INOTIV, INC.

By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign these Post-Effective Amendments.